KI │ & │ HWANG, │ LLC

ATTORNEYS AND COUNSELORS AT LAW

SUITE 310

15800 CRABBS BRANCH WAY

ROCKVILLE, MD 20855

Tel: (240) 477-7738

Fax: (240) 715-9116

John Ki, Esq.              Licensed in Maryland and District of Columbia

June 6, 2011

Board of Directors

15800 Crabbs Branch Way, Ste. 310

Rockville, MD  20855

Re:

SW China Imports, Inc.

Registration Statement on Form S-1

50,00,000 Shares of Common Stock

To the Board of Directors:

You have requested my opinion as special counsel for SW China Imports, Inc., a Nevada corporation ("Company") for the limited purpose of rendering this opinion in connection with the Company’s Registration Statement on Form S-1 and the Prospectus included therein (collectively, “Registration Statement”) relating to the proposed offering by the Company to the public of an aggregate of 50,000,000 shares of the Company’s Common Stock, $0.0001 par value (“Shares”), to be filed with the Securities and Exchange Commission (“Commission”).  I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement.

The following opinion is based upon the Securities Act of 1933, as amended (“Act”), including without limitation, the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

The Shares are to be offered by the Company on a best efforts basis without any involvement of underwriters, as described in the Registration Statement.  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and written and oral statements of officers, directors, and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the Nevada Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

I hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time.  I also consent to the reference to my name and this firm under the heading “Interests of Named Experts and Counsel” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

/s/ John Ki

John Ki